Exhibit 99.(q)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Richard Atwood and E. Lake Setzler III, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ J. Richard Atwood	President	April 30, 2015
J. Richard Atwood	(Principal Executive Officer)

/s/ E. Lake Setzler III	Treasurer	April 30, 2015
E. Lake Setzler III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Eric S. Ende	Director	April 30, 2015
Eric S. Ende

/s/ Thomas P. Merrick	Director	April 30, 2015
Thomas P. Merrick

/s/ Alfred E. Osborne, Jr.	Director	April 30, 2015
Alfred E. Osborne, Jr.

/s/ A. Robert Pisano	Director	April 30, 2015
A. Robert Pisano

/s/ Patrick B. Purcell	Director	April 30, 2015
Patrick B. Purcell

/s/ Allan M. Rudnick	Director	April 30, 2015
Allan M. Rudnick